As filed with the Securities and Exchange Commission on March 13, 2009

Registration No. 333-

333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BP p.l.c. (Exact name of registrant as specified in its charter) ENGLAND and WALES (State or other jurisdiction of incorporation or organization) Not Applicable (I.R.S. Employer Identification No.)

BP Capital Markets p.l.c.

(Exact name of registrant as specified in its charter)

ENGLAND and WALES

(State or other jurisdiction of incorporation or organization)

Not Applicable

(I.R.S. Employer Identification No.)

1 St. James’s Square London SW1Y 4PD United Kingdom (011) 44-20-7496-4000 (Address and telephone number of Registrant’s executive offices)	Chertsey Road Sunbury on Thames Middlesex TW16 7BP United Kingdom (011) 44-19-3276-2000 (Address and telephone number of Registrant’s executive offices)

Suzanne R. Sawada

Vice-President

BP America Inc.

4101 Winfield Road

Warrenville, Illinois 60555

(630) 821-2419

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rupert M. Bondy Group General Counsel BP p.l.c. 1 St. James’s Square London SW1Y 4PD, England (011) 44 20-7496 4452	Robert E. Buckholz, Jr., Esq. Kathryn A. Campbell, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price Per Security/ Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Guaranteed Debt Securities	(1)(2)	(1)(2)
Guarantees of Debt Securities (3)

(1)	An indeterminate aggregate principal amount of the securities is being registered to be issued from time to time, in one or more currencies. Payment of all of the registration fee is being deferred in accordance with Rules 456(b) and 457(r).
(2)	An unspecified aggregate initial offering price of securities of each identified class is being registered as may from time to time be offered at unspecified prices.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee for the Guarantees is payable.

BP CAPITAL MARKETS P.L.C.

GUARANTEED DEBT SECURITIES

Fully and unconditionally guaranteed by

BP p.l.c.

BP Capital Markets p.l.c. may use this prospectus to offer from time to time guaranteed debt securities.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 13, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

In this prospectus, the terms “we”, “our” and “us” refer to BP p.l.c. and BP Capital Markets p.l.c.; “BP” refers to BP p.l.c.; “BP Group” refers to BP and its subsidiaries; and “BP Capital U.K.” refers to BP Capital Markets p.l.c.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to BP Group’s Business

In the current global financial crisis and uncertain economic environment, certain risks may gain more prominence either individually or when taken together. Oil and gas prices and margins are likely to remain lower than in recent times due to reduced demand; the impact of this situation will also depend on the degree to which producers reduce production. At the same time, governments will be facing greater pressure on public finances leading to the risk of increased taxation. These factors may also lead to intensified competition for market share and available margin, with consequential potential adverse effects on volumes. The financial and economic situation may have a negative impact on third parties with whom BP Group does, or may do, business. Any of these factors may affect BP Group’s results of operations, financial condition and liquidity.

If there is an extended period of constraint in the capital markets, with debt markets in particular experiencing lack of liquidity, at a time when cash flows from BP Group’s business operations may be under pressure, this may impact BP Group’s ability to maintain our long-term investment programme with a consequent effect on BP Group’s growth rate and may impact shareholder returns, including dividends and share buybacks, or share price. Decreases in the funded levels of BP Group’s pension plans may also increase its pension funding requirements.

BP Group’s system of risk management provides the response to risks of group significance through the establishment of standards and other controls. Inability to identify, assess and respond to risks through this and other controls could lead to an inability to capture opportunities, threats materializing, inefficiency and non-compliance with laws and regulations.

The risks are categorized against the following areas: strategic; compliance and control; and operational.

Strategic Risks

Access and renewal: Successful execution of BP Group’s plan depends critically on implementing activities to renew and reposition BP Group’s portfolio. The challenges to renewal of BP Group’s upstream portfolio are growing due to increasing competition for access to opportunities globally. Lack of material positions in new markets and/or inability to complete disposals could result in an inability to grow or even maintain BP Group’s production.

Prices and markets: Oil, gas and product prices are subject to international supply and demand. Political developments and the outcome of meetings of OPEC can particularly affect world supply and oil prices. Previous oil price increases have resulted in increased fiscal take, cost inflation and more onerous terms for access to resources. As a result, increased oil prices may not improve margin performance. In addition to the adverse effect on revenues, margins and profitability from any fall in oil and natural gas prices, a prolonged period of low prices or other indicators would lead to further reviews for impairment of BP Group’s oil and natural gas properties. Such reviews would reflect management’s view of long-term oil and natural gas prices and could result in a charge for impairment that could have a significant effect on BP Group’s results of operations in the period in which it occurs. Rapid material and/or sustained change in oil, gas and product prices can impact the validity of the assumptions on which strategic decisions are based and, as a result, the ensuing actions derived from those decisions may no longer be appropriate. A prolonged period of low oil prices may impact BP Group’s ability to maintain its long-term investment programme with a consequent effect on BP Group’s growth rate and may impact shareholder returns, including dividends and share buybacks, or share price.

Periods of global recession could impact the demand for BP Group’s products, the prices at which they can be sold and affect the viability of the markets in which BP Group operates.

Refining profitability can be volatile, with both periodic oversupply and supply tightness in various regional markets. Sectors of the chemicals industry are also subject to fluctuations in supply and demand within the petrochemicals market, with consequent effect on prices and profitability.

Climate change and carbon pricing: Compliance with changes in laws, regulations and obligations relating to climate change could result in substantial capital expenditure, reduced profitability from changes in operating costs and revenue generation and strategic growth opportunities being impacted.

Socio-political: BP Group has operations in countries where political, economic and social transition is taking place. Some countries have experienced political instability, changes to the regulatory environment, expropriation or nationalization of property, civil strife, strikes, acts of war and insurrections. Any of these conditions occurring could disrupt or terminate BP Group’s operations, causing BP Group’s development activities to be curtailed or terminated in these areas or BP Group’s production to decline and could cause us to incur additional costs. In particular, BP Group’s investments in Russia could be adversely affected by heightened political and economic environment risks.

BP Group sets itself high standards of corporate citizenship and aspires to contribute to a better quality of life through the products and services BP Group provides. If it is perceived that BP Group is not respecting or advancing the economic and social progress of the communities in which BP Group operates, its reputation and shareholder value could be damaged.

Competition: The oil, gas and petrochemicals industries are highly competitive. There is strong competition, both within the oil and gas industry and with other industries, in supplying the fuel needs of commerce, industry and the home. Competition puts pressure on product prices, affects oil products marketing and requires continuous management focus on reducing unit costs and improving efficiency. The implementation of group strategy requires continued technological advances and innovation including advances in exploration, production, refining, petrochemicals manufacturing technology and advances in technology related to energy usage. BP Group’s performance could be impeded if competitors developed or acquired intellectual property rights to technology that BP Group required or if BP Group’s innovation lagged the industry.

Investment efficiency: BP Group’s organic growth is dependent on creating a portfolio of quality options and investing in the best options. Ineffective investment selection could lead to loss of value and higher capital expenditure.

Reserves replacement: Successful execution of BP Group’s strategy depends critically on sustaining long-term reserves replacement. If upstream resources are not progressed to proved reserves in a timely and efficient manner, BP Group will be unable to sustain long-term replacement of reserves.

Liquidity, financial capacity and financial exposure: BP Group has established a financial framework to ensure that it is able to maintain an appropriate level of liquidity and financial capacity and to constrain the level of assessed capital at risk for the purposes of positions taken in financial instruments. Failure to operate within BP Group’s financial framework could lead to BP Group becoming financially distressed leading to a loss of shareholder value. Commercial credit risk is measured and controlled to determine BP Group’s total credit risk. Inability to determine adequately BP Group’s credit exposure could lead to financial loss. A credit crisis affecting banks and other sectors of the economy could impact the ability of counterparties to meet their financial obligations to BP Group. It could also affect BP Group’s ability to raise capital to fund growth.

Crude oil prices are generally set in US dollars, while sales of refined products may be in a variety of currencies. Fluctuations in exchange rates can therefore give rise to foreign exchange exposures, with a consequent impact on underlying costs and revenues.

Compliance and control risks

Regulatory: The oil industry is subject to regulation and intervention by governments throughout the world in such matters as the award of exploration and production interests, the imposition of specific drilling obligations, environmental and health and safety protection controls, controls over the development and decommissioning of a field (including restrictions on production) and, possibly, nationalization, expropriation, cancellation or non-renewal of contract rights. BP Group buys, sells and trades oil and gas products in certain regulated commodity markets. The oil industry is also subject to the payment of royalties and taxation, which tend to be high compared with those payable in respect of other commercial activities, and operates in certain tax jurisdictions that have a degree of uncertainty relating to the interpretation of, and changes to, tax law. As a result of new laws and regulations or other factors, BP Group could be required to curtail or cease certain operations, or BP Group could incur additional costs.

Ethical misconduct and non-compliance: BP Group’s code of conduct, which applies to all employees, defines BP Group’s commitment to integrity, compliance with all applicable legal requirements, high ethical standards and the behaviours and actions BP Group expects of its businesses and people wherever BP Group operates. Incidents of ethical misconduct or non-compliance with applicable laws and regulations could be damaging to BP Group’s reputation and shareholder value. Multiple events of non-compliance could call into question the integrity of BP Group’s operations.

Liabilities and provisions: Changes in the external environment, such as new laws and regulations, market volatility or other factors, could affect the adequacy of BP Group’s provisions for pensions, tax, environmental and legal liabilities.

Reporting: External reporting of financial and non-financial data is reliant on the integrity of systems and people. Failure to report data accurately and in compliance with external standards could result in regulatory action, legal liability and damage to BP Group’s reputation.

Operational risks

Process safety: Inherent in BP Group’s operations are hazards that require continual oversight and control. There are risks of technical integrity failure and loss of containment of hydrocarbons and other hazardous material at operating sites or pipelines. Failure to manage these risks could result in injury or loss of life, environmental damage, or loss of production and could result in regulatory action, legal liability and damage to our reputation.

Personal safety: Inability to provide safe environments for BP Group’s workforce and the public could lead to injuries or loss of life and could result in regulatory action, legal liability and damage to BP Group’s reputation.

Environmental: If BP Group does not apply its resources to overcome the perceived trade-off between global access to energy and the protection or improvement of the natural environment, BP Group could fail to live up to its aspirations of no or minimal damage to the environment and contributing to human progress.

Security: Security threats require continuous oversight and control. Acts of terrorism against its plants and offices, pipelines, transportation or computer systems could severely disrupt business and operations and could cause harm to people.

Product quality: Supplying customers with on-specification products is critical to maintaining its licence to operate and BP Group’s reputation in the marketplace. Failure to meet product quality standards throughout the value chain could lead to harm to people and the environment and loss of customers.

Drilling and production: Exploration and production require high levels of investment and are subject to natural hazards and other uncertainties, including those relating to the physical characteristics of an oil or natural gas field. The cost of drilling, completing or operating wells is often uncertain. BP Group may be required to curtail, delay or cancel drilling operations because of a variety of factors, including unexpected drilling conditions, pressure or irregularities in geological formations, equipment failures or accidents, adverse weather conditions and compliance with governmental requirements.

Transportation: All modes of transportation of hydrocarbons contain inherent risks. A loss of containment of hydrocarbons and other hazardous material could occur during transportation by road, rail, sea or pipeline. This is a significant risk due to the potential impact of a release on the environment and people and given the high volumes involved.

Major project delivery: Successful execution of BP Group’s plan depends critically on implementing the activities to deliver the major projects over the plan period. Poor delivery of any major project that underpins production growth and/or a major programme designed to enhance shareholder value could adversely affect BP Group’s financial performance.

Digital infrastructure: The reliability and security of BP Group’s digital infrastructure are critical to maintaining BP Group’s business applications availability. A breach of BP Group’s digital security could cause serious damage to business operations and, in some circumstances, could result in injury to people, damage to assets, harm to the environment and breaches of regulations.

Business continuity and disaster recovery: Contingency plans are required to continue or recover operations following a disruption or incident. Inability to restore or replace critical capacity to an agreed level within an agreed timeframe would prolong the impact of any disruption and could severely affect business and operations.

Crisis management: Crisis management plans and capability are essential to deal with emergencies at every level of BP Group’s operations. If BP Group does not respond or is perceived not to respond in an appropriate manner to either an external or internal crisis, BP Group’s business and operations could be severely disrupted.

People and capability: Employee training and development and successful recruitment of new staff, in particular petroleum engineers and scientists, are key to implementing BP Group’s plans. Inability to develop the human capacity and capability across the organization could jeopardize performance delivery.

Treasury and trading activities: In the normal course of business, BP Group is subject to operational risk around BP Group’s treasury and trading activities. Control of these activities is highly dependent on BP Group’s ability to process, manage and monitor a large number of complex transactions across many markets and currencies. Shortcomings or failures in BP Group’s systems, risk management methodology, internal control processes or people could lead to disruption of BP Group’s business, financial loss, regulatory intervention or damage to BP Group’s reputation.

FORWARD-LOOKING STATEMENTS

In order to utilize the ‘Safe Harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995, BP is providing the following cautionary statement. This prospectus, including documents incorporated by reference, and the related prospectus supplement may contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of BP and certain of the plans and objectives of BP with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘will’, ‘expects’, ‘is expected to’, ‘aims’, ‘should’, ‘may’, ‘objective’, ‘is likely to’, ‘intends’, ‘believes’, ‘plans’, ‘we see’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of BP. Actual results may differ materially from those expressed in such statements, depending on a variety of factors, including the specific factors identified in the discussions accompanying such forward-looking statements; the timing of bringing new fields on stream; future levels of industry product supply, demand and pricing; operational problems; general economic conditions; political stability and economic growth in relevant areas of the world; changes in laws and governmental regulations; exchange rate fluctuations; development and use of new technology; the success or otherwise of partnering; the actions of competitors; natural disasters and adverse weather conditions; changes in public expectations and other changes to business conditions; wars and acts of terrorism or sabotage; and other factors discussed elsewhere in this prospectus including under ‘Risk Factors’ above. Any forward-looking statements made by or on BP’s behalf speak only as of the date they are made. BP does not undertake to update forward-looking statements to reflect any changes to its expectations or any changes in events, conditions or circumstances on which any such statement is based. Additional information, including information on factors which may affect BP’s business, is contained in BP’s Annual Report on Form 20-F filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

BP files annual reports and other reports and information with the SEC. You may read and copy any document BP files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, BP’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov. For further information, call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov.

BP’s American Depositary Shares are listed on the New York Stock Exchange. BP’s ordinary shares are admitted to trading on the London Stock Exchange and listed in France and Germany. You can consult reports and other information about BP that it files pursuant to the rules of the London Stock Exchange and the New York Stock Exchange at these exchanges.

The SEC allows BP to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that BP can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus; accordingly, we urge you to read it with the same care. When BP updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

BP incorporates by reference into this prospectus the documents listed below and any documents BP files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future annual reports on Form 20-F, until the offerings made under this prospectus are completed:

•	Annual Report on Form 20-F for the year ended December 31, 2008 (File No. 001 06262), filed on March 4, 2009.

•

Any reports on Form 6-K furnished to the SEC by BP pursuant to the Exchange Act that indicate on their cover page that they are incorporated by reference in this prospectus after the date of this prospectus and before the date that any offering of the securities by means of this prospectus is terminated.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning BP at the following address:

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, United Kingdom

(011) 44-20-7496-4000

You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

BP p.l.c.

BP p.l.c. was incorporated in 1909 in England and Wales. BP p.l.c. is a public limited company, incorporated under the Companies (Consolidation) Act 1908 with registered number 00102498.

You can find a more detailed description of BP’s business and recent transactions in BP’s Annual Report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus. The Form 20-F also presents an unaudited ratio of earnings to fixed charges for BP.

BP’s principal executive offices are located on 1 St. James’s Square, London SW1Y 4PD, United Kingdom. BP’s telephone number is (011) 44-20-7496-4000.

DESCRIPTION OF BP CAPITAL MARKETS P.L.C.

Financial Statements

We do not present separate financial statements of BP Capital Markets p.l.c. in this prospectus because management has determined that they would not be material to investors. BP will fully and unconditionally guarantee the guaranteed debt securities issued by BP Capital Markets p.l.c. as to payment of principal, premium, if any, interest and any other amounts due.

BP Capital Markets p.l.c.

BP Capital Markets p.l.c. (“BP Capital U.K.”) is a wholly-owned indirect subsidiary of BP and was incorporated under the laws of England and Wales on December 14, 1976. BP Capital U.K. is a financing vehicle for the BP Group and issues debt securities and commercial paper on behalf of the BP Group. BP Capital U.K. will lend substantially all proceeds of its borrowings to the BP Group.

CAPITALIZATION AND INDEBTEDNESS OF BP P.L.C.

The following table shows the unaudited consolidated capitalization and indebtedness of the BP Group as of December 31, 2008 in accordance with IFRS:

As of December 31, 2008
(US$ million)
Share Capital
Authorized share capital (1)	$9,021

Capital shares (2-4)	5,176
Paid-in surplus (5)	10,835
Merger reserve (5)	27,206
Own shares	(326)
Available-for-sale investments	63
Cash flow hedges	(866)
Foreign currency translation reserve	2,353
Treasury Shares	(21,513)
Share-based payment reserve	1,295
Retained earnings	67,080

BP shareholders’ equity	91,303

Finance debt (6-9)
Due within one year	15,740
Due after more than one year	17,464

Total finance debt	33,204

Total Capitalization (10)	$124,507

(1)	Authorized share capital comprises 36 billion ordinary shares, par value US$0.25 per share, and 12,750,000 cumulative preference shares, par value £1 per share.
(2)	Issued share capital as of December 31, 2008 comprised 18,730,307,315 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,888,151,157 ordinary shares which have been bought back and held in treasury by BP, and which are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.
(3)	Issued share capital as of March 4, 2009 comprised 18,734,552,755 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,885,206,361 ordinary shares which have been bought back and held in treasury by BP, and which are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.
(4)	Capital shares represent the common stock of BP which has been issued and is fully paid.
(5)	Paid-in surplus and merger reserve represent additional paid-in capital of BP which cannot normally be returned to shareholders.
(6)	Finance debt recorded in currencies other than U.S. dollars has been translated into U.S. dollars at the relevant exchange rates existing on December 31, 2008.
(7)	Obligations under finance leases are included in the above table.
(8)	As of December 31, 2008, the parent company, BP p.l.c., had outstanding guarantees totaling US$30,063 million, of which US$30,008 million related to guarantees in respect of borrowings by its subsidiary undertakings. Thus 90% of the finance debt had been guaranteed by BP. BP has no material outstanding contingent liabilities. All of BP’s debt is unsecured.
(9)	As of March 10, 2009, BP’s outstanding U.S. and Euro commercial paper, reported under finance debt due within one year in the above table, had increased by US$307 million equivalent; and BP’s finance debt due after more than one year had increased by US$2,081 million equivalent.
(10)	Apart from the changes in notes 3 and 9 above, there has been no material change since December 31, 2008 in the consolidated capitalization, indebtedness or contingent liabilities for BP.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers that are the legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, we urge you to check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security, as described above on this page under “—Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained on page 10 under “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions (other than actions undertaken pursuant to our instructions) or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•

The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. The difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations When the Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described on page 10 under “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•

When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below on pages 20-21 under “Description of Debt Securities and Guarantees—Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. We urge indirect holders to read the subsection on page 10 entitled “—Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

BP Capital U.K. may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. BP Capital U.K. has entered into an indenture with The Bank of New York Mellon Trust Company, N.A.

The trustee under the indenture has two main roles:

•

first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” on page 21 below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

BP acts as the guarantor of the guaranteed debt securities issued under the indenture. The guarantees are described under “—Guarantees” on page 13 below.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” on page 7 for information on how to obtain a copy.

This section contains what we believe is a materially complete and accurate summary of the material provisions of the indenture, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indenture, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

BP Capital U.K. may each issue as many distinct series of debt securities under its indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations will be described in the prospectus supplement relating to any original issue discount securities that may be issued. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities or on the future offering of additional debt securities beyond any such limit;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•

the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described on page 19 under “Special Situations—Defeasance and Discharge”;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•

whether the series of debt securities will be issuable in whole or part in the form of a global security as described on pages 10-11 under “Legal Ownership—Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons.

Guarantees

BP will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the guarantees, as described on page 18 under “Special Situations—Payment of Additional Amounts”. BP guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Your rights to receive payment of additional amounts due to changes in U.K. tax withholding or deduction requirements.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in Chicago, Illinois. That office is currently located at The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

We urge street name and other indirect holders to consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described below on pages 16 under “—Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•

additional amounts becoming payable in respect of U.K. withholding tax, and the debt securities thus being subject to redemption at our option, as described below on page 19 under “—Optional Tax Redemption”.

We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•

Where BP Capital U.K. or BP, as applicable, merges out of existence or sells or leases substantially all of its assets, the other entity must assume its obligations on the debt securities or the guarantees. Such other entity must be organized under the laws of such BP entity’s jurisdiction or a political subdivision thereof.

•

The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below on page 20 under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage, security interest, lien or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to your debt securities without your specific approval. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indentures or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indentures; and

•	change the obligations of BP to pay any principal, premium or interest under the guarantees. (Section 902)

Changes Requiring a Majority Vote

The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described in this summary or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below on page 19 under “—Defeasance and Discharge”. (Section 101)

•

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)

We urge street name and other indirect holders to consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

If the prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If the prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above on page 15 under “Additional Mechanics—Notices”.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers; we urge you to take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

We urge street name and other indirect holders to contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Payment of Additional Amounts

The government of any jurisdiction where BP or BP Capital U.K. is incorporated may require BP or BP Capital U.K. to withhold or deduct amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees for or on account of taxes or any other governmental charges. If the jurisdiction requires a withholding or deduction of this type, BP or BP Capital U.K., as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding or deduction.

BP or BP Capital U.K., as the case may be, will not have to pay additional amounts under any of the following circumstances:

•	The U.S. government or any political subdivision of the U.S. government is the entity that is imposing the tax or governmental charge.

•

The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements,

that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•

The withholding or deduction is imposed pursuant to the European Union Directive approved on June 3, 2003, regarding taxation of, and information exchange among member states of the European Union with respect to, interest income, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to BP is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which BP would not be required to pay additional amounts. (Section 1010)

Optional Tax Redemption

We may also have the option to redeem the debt securities of a given series if, as a result of any change in United Kingdom tax treatment, BP or BP Capital U.K. would be required to pay additional amounts as described in the previous subsection under “—Payment of Additional Amounts”. This option applies only in the case of changes in United Kingdom tax treatment that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)

Event Risk Provisions

The debt securities do not contain event risk provisions designed to require BP or BP Capital U.K. to redeem the debt securities, reset the interest rate or take other actions in response to highly leveraged transactions, changes in credit ratings or similar occurrences.

Defeasance and Discharge

The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction to that effect published by the U.S. Internal Revenue Service to the same effect.

•

If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to a debt security, any of the following:

•	We do not pay the principal or any premium on the debt security at maturity.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment for the debt security on its due date.

•

We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if:

•	all amounts due (as interest, principal and otherwise) are paid or deposited with the trustee; and

•	all events of default, other than the non-payment of the principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

We urge street name and other indirect holders to consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1008)

Regarding the Trustee

BP and several of its subsidiaries maintain banking relations with the trustee group of companies in the ordinary course of their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAX CONSIDERATIONS

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities described in this prospectus. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. It is the opinion of Sullivan & Cromwell LLP, our U.S. counsel. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” on pages 36-37.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below on pages 28-30 under “—Original Issue Discount—General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid on, and original issue discount (as described below on pages 28-34 under “Original Issue Discount”), if any, accrued with respect to the debt securities and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, constitutes income from sources outside the United States, and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a United States holder.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed on pages 31-33 under “—Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below on page 31 under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made; divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above on pages 28-30 under “—General”, the excess is acquisition premium. If you do not make the election described below on page 31 under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security; divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “—General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below on page 34 under “—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described on page 36 under “—United States Holders—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above on pages 28-30 under “Original Issue Discount—General” and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than  1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than  1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium.

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities.

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “—Original Issue Discount—Short-Term Debt Securities” or “—Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder of debt securities. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest

Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from U.S federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which interest is attributable, within the meaning of the Code; or

•

you have an office or other fixed place of business in the United States to which the interest is attributable and you derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale or Retirement of Debt Securities

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of U.S. federal estate tax, the debt securities will be treated as situated outside the United States and will not be includable in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. We urge you to consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

United States Holders

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by BP Capital Markets p.l.c. and,

•

other payments of principal and interest, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

United Kingdom Taxation

The following is a summary of the material U.K. withholding tax consequences at the date hereof in relation to the payment of principal, interest, discount and premium in respect of the debt securities issued by BP Capital U.K. (the “Issuer”) and also contains a summary of the material U.K. tax consequences of the ownership and disposition of the debt securities. Except where the context otherwise requires, the comments relate only to the position of persons who are absolute beneficial owners of the debt securities and do not deal with the position of certain classes of holders such as dealers. This section is the opinion of Sullivan & Cromwell LLP. We urge prospective investors who are in any doubt as to their tax positions to consult their professional advisers.

1.	Interest Payments

(A) While the debt securities continue to be listed on a recognized stock exchange as defined in Section 1005 of the Income Tax Act 2007 (which includes the London and New York Stock Exchanges), payments of interest may be made without withholding or deduction for or on account of U.K. income tax.

(B) Interest on the debt securities may also be paid without withholding or deduction on account of U.K. tax where interest on the debt securities is paid to a person the Issuer reasonably believes (and any person by or through whom interest on the debt securities is paid reasonably believes) is the beneficial owner of, and is within the charge to U.K. corporation tax as regards, the payment of interest at the time the payment is made, provided that the HM Revenue & Customs has not given a direction that it has reasonable grounds to believe that it is likely that the beneficial owner is not within the charge to U.K. corporation tax in respect of such payment of interest at the time the payment is made.

(C) In all cases not falling within paragraphs (A) or (B) above, subject to relief under an applicable double taxation treaty, interest on the debt securities will be paid under deduction of U.K. income tax at the basic rate (currently 20%) except in the case of interest (“short interest”) on the debt securities with a maturity date of less than one year from the date of issue (and where the borrowing under such debt securities at no time forms part of a borrowing which is intended to have a total term of one year or more). Short interest can be paid without deduction or withholding on account of U.K. tax.

(D) Payments on the debt securities that, although not expressed to be interest, fall to be treated as interest for U.K. tax purposes, and are not short interest, will also be subject to the withholding tax rules described above. A premium payable on a redemption of a debt security may fall to be treated as interest other than short interest for U.K. tax purposes. When the debt securities are issued at a discount or redeemable at a premium, U.K. withholding tax will not apply to the payment of such discount or premium so long as it does not constitute interest other than short interest for U.K. tax purposes (other than discount treated as interest solely by virtue of Section 381 Income Tax (Trading and Other Income) Act 2005).

(E) Payments, or parts thereof, constituting income in respect of the debt securities have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment even if paid without withholding or deduction. However, income in respect of the debt securities with a U.K. source received by a holder of the debt securities without deduction or withholding on account of U.K. tax will not be liable to U.K. tax by direct assessment unless that securities holder (i) is resident in the United Kingdom for U.K. tax purposes, or (ii) carries on a trade, profession or vocation in the United Kingdom through a U.K. branch, agency or permanent establishment in connection with which the income is received or to which the debt securities are attributable. There are certain exemptions for income received by certain categories of agent (such as some brokers and investment managers).

2.	Guarantee Payments

Any payments made by BP under the guarantee to holders of the debt securities may have a U.K. source for U.K. tax purposes.

Although the point is not free from doubt, in the view of Sullivan & Cromwell LLP, a payment under the guarantee in respect of interest should be treated as a payment of interest and a payment under the guarantee in respect of principal should be treated as principal. Consequently, only guarantee payments in respect of interest should be subject to the same withholding tax implications described at Section 1 above, and recipients may be assessed for U.K. tax on the receipt of these payments on the basis described at Section 1(E) above.

3.	Tax on Ownership and Disposition

(A) Holders of the debt securities which are companies within the charge to U.K. corporation tax may be subject to U.K. corporation tax on their holding, disposal and redemption (including a part redemption of the debt securities that are redeemable in two or more installments) of the debt securities. In general, all returns on and fluctuations in the value of the debt securities will be brought into account in computing taxable income broadly in accordance with securities holders’ statutory accounting treatment. Fluctuations in value relating to foreign exchange gains and losses in respect of the debt securities will also be brought into account in computing income.

(B) Holders of the debt securities who are individuals and who are resident or ordinarily resident in the United Kingdom or carry on a trade in the United Kingdom through a branch or agency to which the debt securities are attributable may be subject to U.K. income or capital gains tax on the disposal or redemption

(including a part redemption of the debt securities that are redeemable in two or more installments) of the debt securities. The nature of the tax charge will depend on the terms of the debt securities in question and the particular circumstances of the relevant securities holder. In particular, we urge individual securities holders to have regard, where appropriate, to the capital gains tax legislation, the “accrued income scheme” and the “deeply discounted securities legislation” and to note that under certain provisions of U.K. tax legislation (the “deeply discounted securities legislation”) the issue of the debt securities under a particular prospectus supplement may, in certain circumstances, alter the tax treatment of the debt securities previously issued.

4.	Provision of Information by and/or to HM Revenue & Customs

Securities holders who are individuals may wish to note that HM Revenue & Customs has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom:

•	who either pays interest to or receives interest for the benefit of an individual; or

•

who either pays amounts payable on the redemption of the debt securities which are deeply discounted securities (for the purposes of the Income Tax (Trading and Other Income) Act 2005) to, or receives such amounts for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HM Revenue & Customs with the tax authorities of other jurisdictions.

5.	Inheritance Tax

(A) A holder of the debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to U.K. inheritance tax in respect of his holding of the debt securities if a register of the debt securities is maintained outside the United Kingdom. If a register of the debt securities is maintained within the United Kingdom, then an individual domiciled outside the United Kingdom may be liable to U.K. inheritance tax. If so, exemption from or reduction in any U.K. inheritance tax liability may be available for holders of the debt securities who are resident in the United States under the Estate Tax Treaty made between the United Kingdom and the United States.

(B) Holders of the debt securities who are domiciled in the United Kingdom may be liable to inheritance tax in respect of their holdings of such debt securities.

6.	Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of the debt securities on the redemption of the debt securities by BP Capital U.K.

No liability for U.K. stamp duty or stamp duty reserve tax will arise on a transfer of, or an agreement to transfer, the debt securities, or on their issue into a depositary receipt facility or a clearance service unless such securities carry:

•

a right of conversion into shares or other securities or to the acquisition of shares or other securities (except where those other securities themselves represent loan capital that is exempt from stamp duty);

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest, the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•

a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

Where there is a charge to U.K. stamp duty or stamp duty reserve tax, the rate of charge is normally 0.5%, although the charge on issue into a depositary receipt facility or a clearance service is normally 1.5%.

7.	European Union Directive on the Taxation of Savings Income

Under European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

In connection with particular offerings of the debt securities in the future, the validity of the debt securities and guarantees may be passed upon for us by Sullivan & Cromwell LLP as to certain matters of New York law, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement, as to certain matters of New York law. The validity of the debt securities and guarantees may be passed upon for us by the Group General Counsel as to certain matters of English law.

EXPERTS

The group financial statements of BP appearing in BP’s Annual Report on Form 20-F for the year ended December 31, 2008 and the effectiveness of BP’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such group financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

BP and BP Capital U.K. are public limited companies incorporated under the laws of England and Wales. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•

to enforce against us or those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the debt securities registered with the SEC under the registration statement:

Securities and Exchange Commission registration fee		(1)
Printing and engraving expenses	$360,000
Legal fees and expenses	$1,100,000
Accounting fees and expenses	$510,000
Rating agency fees	$600,000
Trustees’ fees and expenses	$130,000

Total	$2,700,000

(1)	The Registrants are registering an indeterminate amount of securities under the Registration Statement and in accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of any additional registration fee until the time the securities are sold under the Registration Statement pursuant to a prospectus supplement.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

BP and BP Capital U.K.

BP has entered into Deeds of Indemnity with the directors and secretary of BP by which BP hereby agrees and confirms that the provisions of Article 155 of BP’s Articles of Association (as the same may from time to time be amended or modified) (the “Indemnity”) shall be enforceable directly by them against BP. The Directors and Secretary must promptly give BP written notice of any matter or circumstance which may give rise to a claim under the Indemnity and permit BP (where appropriate) to participate in and assume the defence of any action, suit or proceeding or governmental or other investigation of which they are made or threatened to be made a party and which may give rise to a claim under the Indemnity.

Article 155 of the registrant’s Articles of Association currently provides:

“Subject to the provisions of and so far as may be consistent with the Statutes, every Director, auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.”

Article 50 of BP Capital U.K.’s Articles of Association currently provides:

“(A)	To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company (other than any person (whether or not an officer of the Company) engaged by the Company as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him or her (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise) in relation to the Company or its affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

(i)	to the Company or to any associated company; or

(ii)	to pay a fine imposed in criminal proceedings; or

(iii)	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

(iv)	in defending any criminal proceedings in which he is convicted; or

(v)	in defending any civil proceedings brought by the Company, or an associated company, in which judgment is given against him; or

(vi)	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)	section 144(3) or (4) (acquisition of shares by innocent nominee); or

(b)	Section 727 (general power to grant relief in case of honest and reasonable conduct).

(B)	In article 50(A) (iv), (v) or (vi) the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of:

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(C)	In article 50, “associated company” in relation to the Company, means a company which is a subsidiary of the Company or a holding company of or a subsidiary of any holding company of the Company.

(D)	Without prejudice to article 50(A) or to an indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) or to enable a director to avoid incurring any such expenditure.”

BP is subject to the provisions of the Companies Act 2006 (the “2006 Act”). The relevant provisions of the 2006 Act in respect of indemnification of directors and officers are sections 205, 206, 232 to 238 inclusive and 1157.

Section 205 (Exception for expenditure on defending proceedings etc.) of the 2006 Act provides:

(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—

(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him (i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (ii) in connection with an application for relief (see subsection (5)), or

(b) to enable any such director to avoid incurring such expenditure,

if it is done on the following terms.

(2) The terms are—

(a) that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of (i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and

(b) that it is to be so repaid or discharged not later than (i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final—

(a) if not appealed against, at the end of the period for bringing an appeal;

(b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of—

(a) if it is determined and the period for bringing any further appeal has ended, or

(b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 206 (Exception for expenditure in connection with regulatory action or investigation) of the 2006 Act provides:

Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—

(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him in defending himself (i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or

(b) to enable any such director to avoid incurring such expenditure.

Section 232 (Provisions protecting directors from liability) of the 2006 Act provides:

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 (Provision of insurance) of the 2006 Act provides:

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 (Qualifying third party indemnity provision) of the 2006 Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay (i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director (i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final (i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of (i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 (Qualifying pension scheme indemnity provision) of the 2006 Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay (i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final (i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of (i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 236 (Qualifying indemnity provision to be disclosed in directors report) of the 2006 Act provides:

(1) This section requires disclosure in the directors’ report of—

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.

Section 237 (Copy of qualifying indemnity provision to be available for inspection) of the 2006 Act provides:

(1) This section has effect where qualifying indemnity provision is made for a director of a company, and applies—

(a) to the company of which he is a director (whether the provision is made by that company or an associated company), and

(b) where the provision is made by an associated company, to that company.

(2) That company or, as the case may be, each of them must keep available for inspection—

(a) a copy of the qualifying indemnity provision, or

(b) if the provision is not in writing, a written memorandum setting out its terms.

(3) The copy or memorandum must be kept available for inspection at—

(a) the company’s registered office, or

(b) a place specified in regulations under section 1136.

(4) The copy or memorandum must be retained by the company for at least one year from the date of termination or expiry of the provision and must be kept available for inspection during that time.

(5) The company must give notice to the registrar—

(a) of the place at which the copy or memorandum is kept available for inspection, and

(b) of any change in that place,

unless it has at all times been kept at the company’s registered office.

(6) If default is made in complying with subsection (2), (3) or (4), or default is made for 14 days in complying with subsection (5), an offence is committed by every officer of the company who is in default.

(7) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(8) The provisions of this section apply to a variation of a qualifying indemnity provision as they apply to the original provision.

(9) In this section “qualifying indemnity provision” means—

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Section 238 (Right of member to inspect and request copy) of the 2006 Act provides:

(1) Every copy or memorandum required to be kept by a company under section 237 must be open to inspection by any member of the company without charge.

(2) Any member of the company is entitled, on request and on payment of such fee as may be prescribed, to be provided with a copy of any such copy or memorandum.

The copy must be provided within seven days after the request is received by the company.

(3) If an inspection required under subsection (1) is refused, or default is made in complying with subsection (2), an offence is committed by every officer of the company who is in default.

(4) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(5) In the case of any such refusal or default the court may by order compel an immediate inspection or, as the case may be, direct that the copy required be sent to the person requiring it.

Section 1157 (Power of court to grant relief in certain cases) of the 2006 Act provides:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

In addition, BP procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers, in circumstances in which BP, its subsidiaries and associated entities are not permitted or are otherwise unable or unwilling to pay, for various liabilities and expenses incurred by such directors and officers in defence of a claim, proceeding or investigation against them in their capacities as officers or directors. No entity coverage for the benefit of BP is currently included as part of that insurance policy. Neither BP’s indemnity nor the insurance currently in place provides coverage for a director or officer who is proven to have acted fraudulently or dishonestly or for taxes, fines or penalties imposed by law.

Item 9.	Exhibits

Exhibit Number		Description of Exhibit

1.1	—	Form of Purchase Agreement for Guaranteed Debt Securities

4.1	—	Indenture, dated March 8, 2002, between BP Capital Markets p.l.c., BP p.l.c. and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) (incorporated by reference to BP’s Report on Form 6-K filed on March 26, 2002 (File No. 001-062062)) *

4.2	—	Form of Debt Securities for BP Capital Markets p.l.c. and Guarantees relating thereto (included in Exhibit 4.1) *

5.1	—	Opinion of Group General Counsel of BP p.l.c., as to the validity of the Guaranteed Debt Securities of BP Capital Markets p.l.c. and the Guarantees as to certain matters of English law.

5.2	—	Opinion of Sullivan & Cromwell LLP, counsel to BP p.l.c., and BP Capital Markets p.l.c., as to the validity of the Guaranteed Debt Securities of BP Capital Markets p.l.c. as to certain matters of New York law.

8.1	—	Opinion of Sullivan & Cromwell LLP, U.K. tax counsel to BP p.l.c. and BP Capital Markets p.l.c., as to certain matters of U.K. taxation.

8.2	—	Opinion of Sullivan & Cromwell LLP, U.S. tax counsel to BP p.l.c. and BP Capital Markets p.l.c., as to certain matters of U.S. taxation.

23.1	—	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	—	Consent of Group General Counsel of BP p.l.c. (included in Exhibits 5.1 above).

23.3	—	Consents of Sullivan & Cromwell LLP, counsel to BP p.l.c. and BP Capital Markets p.l.c. (included in Exhibits 5.2, 8.1 and 8.2 above).

24.1	—	Powers of attorney for signatories of BP p.l.c. and BP Capital Markets p.l.c. (included on the signature pages hereof).

24.2	—	Power of attorney for Robert W. Dudley

25.1	—	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

99.1	—	Consent of Nominee for Director.

*	Previously filed.

Item 10.	Undertakings

Each of the undersigned Registrants hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided , however, that paragraphs (1)(i), (1)(ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a) (3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof . Provided , however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of BP’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants, of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF BP P.L.C.

Pursuant to the requirements of the Securities Act of 1933, BP p.l.c. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in Washington, D.C., U.S.A. on March 13, 2009.

BP p.l.c.

By:	/s/ D.J. PEARL
Name:	D.J. Pearl
Title:	Deputy Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints Byron E. Grote, David J. Pearl and David Jackson (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 13, 2009.

Signature	Title

/S/ P. D. SUTHERLAND P. D. Sutherland	Non-Executive Chairman

/S/ DR. A.B. HAYWARD Dr. A.B. Hayward	Executive Director Group Chief Executive (Principal Executive Officer)

/S/ A. BURGMANS A. Burgmans	Non-Executive Director

/S/ C.B. CARROLL C.B. Carroll	Non-Executive Director

/S/ SIR WILLIAM CASTELL Sir William Castell	Non-Executive Director

/S/ I.C. CONN I.C. Conn	Executive Director

/S/ G. DAVID G. David	Non-Executive Director

/S/ E.B. DAVIS JR. E.B. Davis Jr.	Non-Executive Director

D.J. Flint	Non-Executive Director

/S/ DR. B.E. GROTE Dr. B.E. Grote	Executive Director (Principal Financial and Accounting Officer)

/S/ A.G. INGLIS A.G. Inglis	Executive Director

/S/ DR. D. S. JULIUS Dr. D. S. Julius	Non-Executive Director

/S/ SIR TOM MCKILLOP Sir Tom McKillop	Non-Executive Director

/S/ SIR IAN PROSSER Sir Ian Prosser	Non-Executive Director, Deputy Chairman

/S/ SUZANNE R. SAWADA Suzanne R. Sawada	Authorized Representative in the United States

SIGNATURES OF BP CAPITAL MARKETS P.L.C.

Pursuant to the requirements of the Securities Act of 1933, BP Capital Markets p.l.c. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in London, England on March 13, 2009.

BP Capital Markets p.l.c.

By:	/s/ ADEREMI LADEGA
Name:	Aderemi Ladega
Title:	Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints Nicholas Bamfield, Aderemi Ladega and Debasish Sanyal (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 13, 2009.

Signature	Title

/S/ B. E. GROTE B. E. Grote	Director (Principal Executive Officer)

/S/ D. SANYAL D. Sanyal	Director (Principal Financial and Accounting Officer)

/S/ N. M. H. BAMFIELD N. M. H. Bamfield	Director

/S/ F.W.M. STARKIE F.W.M. Starkie	Director

/S/ SUZANNE R. SAWADA Suzanne R. Sawada	Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit

1.1	—	Form of Purchase Agreement for Guaranteed Debt Securities

4.1	—	Indenture, dated March 8, 2002, between BP Capital Markets p.l.c., BP p.l.c. and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) (incorporated by reference to BP’s Report on Form 6-K filed on March 26, 2002 (File No. 001-062062)) *

4.2	—	Form of Debt Securities for BP Capital Markets p.l.c. and Guarantees relating thereto (included in Exhibit 4.1) *

5.1	—	Opinion of Group General Counsel of BP p.l.c., as to the validity of the Guaranteed Debt Securities of BP Capital Markets p.l.c. and the Guarantees as to certain matters of English law.

5.2	—	Opinion of Sullivan & Cromwell LLP, counsel to BP p.l.c., and BP Capital Markets p.l.c. as to the validity of the Guaranteed Debt Securities of BP Capital Markets p.l.c. as to certain matters of New York law.

8.1	—	Opinion of Sullivan & Cromwell LLP, U.K. tax counsel to BP p.l.c. and BP Capital Markets p.l.c. as to certain matters of U.K. taxation.

8.2	—	Opinion of Sullivan & Cromwell LLP, U.S. tax counsel to BP p.l.c. and BP Capital Markets p.l.c. as to certain matters of U.S. taxation.

23.1	—	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	—	Consent of Group General Counsel of BP p.l.c. (included in Exhibit 5.1 above).

23.3	—	Consents of Sullivan & Cromwell LLP, counsel to BP p.l.c. and BP Capital Markets p.l.c. (included in Exhibits 5.2, 8.1 and 8.2 above).

24.1	—	Powers of attorney for signatories of BP p.l.c. and BP Capital Markets p.l.c. (included on the signature pages hereof).

24.2	—	Power of attorney for Robert W. Dudley.

25.1	—	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

99.1	—	Consent of Nominee for Director.

*	Previously filed.